SOUTHSIDE BANCSHARES, INC.

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

G R A N T T O

_______________________________
(“Grantee”)

by Southside Bancshares, Inc. (the “Company”) of

[NUMBER]

restricted stock units convertible, on a one-for-one basis, into shares of its common stock, par value $1.25 per share (the “Units”).

The Units are granted pursuant to and subject to the provisions of the Southside Bancshares, Inc. 2025 Incentive Plan (the “Plan”) and this Restricted Stock Unit Award Certificate (the “Certificate”). By accepting the Units, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided in Section 1 hereof or otherwise under the Plan, the Units shall vest (become non-forfeitable) on the first anniversary of the grant date (or, if earlier, on the date of the Company’s annual meeting of shareholders that occurs in the year immediately following the year of grant, in the event Grantee is not standing for re-election to the Company’s board of directors at such annual meeting), subject to Grantee’s Continuous Service on such date.

IN WITNESS WHEREOF, Southside Bancshares, Inc., acting by and through its duly authorized officers, has caused this Certificate to be duly executed.

SOUTHSIDE BANCSHARES, INC. By: ___________________________ Its: Authorized Officer	Grant Date:

TERMS AND CONDITIONS

1. Vesting of Units. The Units have been credited to a bookkeeping account on behalf of Grantee. The Units shall vest (become non-forfeitable) on the first anniversary of the grant date (or, if earlier, on the date of the Company’s annual meeting of shareholders that occurs in the year immediately following the year of grant, in the event Grantee is not standing for re-election to the Company’s board of directors at such annual meeting). In addition, a pro rata portion of the Units shall become fully vested upon (i) the termination of Grantee’s Continuous Service with the Company due to death or Disability or (ii) a Change in Control, with such pro rata portion determined based on the number of full months that have elapsed between the Grant Date and the termination of Continuous Service or the Change in Control, as applicable.
Unless vesting is accelerated as set forth herein or otherwise under the Plan, if Grantee’s Continuous Service with the Company ceases prior to the vesting date, Grantee shall forfeit all right, title and interest in and to the Units as of the date of such termination and the Units will be reconveyed to the Company without further consideration or any act or action by Grantee.
Notwithstanding the other provisions of this Section 1, the Committee may accelerate the vesting of all or a portion of the Units granted hereunder upon termination of Grantee’s Continuous Service with the Company or a Change in Control.
2. Conversion to Stock. Unless the Units are forfeited prior to the vesting date as provided in Section 1 above, the Units will be converted to actual shares of Stock on the earlier of (i) the [first][second][third][fourth][fifth] anniversary of the Grant Date or (ii) a Change in Control, and such Shares will be registered on the books of the Company in the name of Grantee (or in street name to Grantee’s brokerage account) as of the vesting date and will be delivered to Grantee in certificated or uncertificated (book-entry) form.
3. Dividend Equivalents. If any dividends or other distributions are paid with respect to the Shares while the Units or are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of Shares then underlying the Units shall be converted into additional restricted stock units in Grantee’s name, based on the Fair Market Value of the Stock as of the date such dividends or distributions were payable, and such additional stock units shall be subject to the same forfeiture and transfer restrictions and deferral terms as apply to the Units with respect to which they relate. In other words, Dividend Equivalents credited to outstanding Units are only earned to the extent that the related Units are vested.
4. Changes in Capital Structure. In the event the Stock shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another company, whether through reorganization, recapitalization, statutory share exchange, reclassification, stock split-up, combination of shares, merger or consolidation, or otherwise, there shall be substituted for each share of Stock then underlying a Unit subject to this Certificate the number and class of shares into which each outstanding share of Stock shall be so exchanged.
5. Restrictions on Transfer. No right or interest of Grantee in the Units may be pledged, hypothecated or otherwise encumbered to or in favor of any party other than the Company or an
Affiliate, or be subjected to any lien, obligation or liability of Grantee to any other party other than the Company or an Affiliate. Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution; but the Committee may permit other transfers.
6. Limitation of Rights. The Units do not confer to Grantee or Grantee’s beneficiary any voting rights or other rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with the Units.
7. Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Units hereunder had expired) on the date of such amendment or termination.
8. Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the approved Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative.
9. Notice. Notices hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Southside Bancshares, Inc., 1201 S. Beckham, Tyler, Texas 75701; Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.
10. Code Section 409A. This Certificate shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).